Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

BRUNSWICK NAMES SCHWABERO TO BOARD OF DIRECTORS

LAKE FOREST, Ill. Dec. 4, 2014 - Brunswick Corporation (NYSE: BC) today announced that it elected Mark D. Schwabero, Brunswick’s president and chief operating officer, to its board of directors.

“This appointment reflects the Company’s continued focus on long-term planning,” explained Brunswick’s Chairman and Chief Executive Officer Dusty McCoy, who is expected to retire in 2016. “It further facilitates the Company’s long-term succession process, which has been underway for some time as our board pursues a succession plan providing both continuity and confidence that we have strong leadership in place to move forward.

“Earlier this year Mark stepped into the role of president and chief operating officer, actively managing Brunswick’s various business segments and helping to develop our strategic plans,” McCoy continued. “Mark will contribute his valuable talent and insight to our board of directors, and work closely with his fellow directors continuing to identify new opportunities for growth.”

Schwabero joined Mercury Marine in 2004 as the president of the engine maker’s Outboard Business Unit, where he led the development, manufacturing and sales of the company’s global outboard marine business. He became president of Mercury Marine in 2008.

Schwabero holds both Bachelor of Science and Master of Science degrees in industrial and systems engineering from The Ohio State University, where he was recognized with the University’s Distinguished Alumnus Award in 1991 and a Meritorious Service Award in 2008. He serves on the Board of Directors of 1st Source Corporation and is past chairman of the National Marine Manufacturers Association.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors;

Attwood and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats, and Life Fitness and Hammer Strength fitness equipment, and Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.
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Release:    IMMEDIATE
Contact:     Bruce Byots
Vice President - Corporate and Investor Relations
Phone:     847-735-4612

Contact:     Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:     847-735-4617
Email:        daniel.kubera@brunswick.com